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                                                                    Exhibit 23.2

The Board of Directors
PSI-Med Corporation

   We consent to the use of our report on the balance sheets of PSI-Med Corporation as of May 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended May 31, 1999, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

   Our report dated August 4, 1999, except as to notes 8 and 10, which are as of November 11, 1999 and September 7, 1999, respectively, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP

Orange County, California

November 12, 1999